Exhibit 99.1

Ellie Mae Reports Fourth Quarter and Fiscal Year 2011 Results

•	Fourth quarter 2011 revenue up 48% year over year to $18.8 million

•	2011 revenue up 28% year over year to $55.5 million

•	2011 adjusted net income up 52% year over year to $4.9 million, or $0.24 per diluted share

February 23, 2012, PLEASANTON, CA — Ellie Mae®(NYSE Amex: ELLI), a leading provider of on-demand, enterprise level automated solutions for the residential mortgage industry, today reported results for the fourth quarter and fiscal year ended December 31, 2011.

Total revenue for the fourth quarter of 2011 increased 48% to $18.8 million, compared to $12.7 million in the fourth quarter of 2010. Net income for the fourth quarter of 2011 was $1.8 million, or $0.08 per diluted share, compared to net income of $1.9 million, or $0.11 per diluted share, in the fourth quarter of 2010.

On a non-GAAP basis, adjusted net income for the fourth quarter of 2011 was $2.8 million, or $0.13 per diluted share, compared to $2.6 million, or $0.15 per diluted share, in the fourth quarter of 2010. Adjusted EBITDA for the fourth quarter of 2011 was $3.4 million compared to $3.1 million for the fourth quarter of 2010.

Total revenue for the full year 2011 increased 28% to $55.5 million, compared to $43.2 million in 2010. Net income for the full year 2011 was $3.6 million, or $0.18 per diluted share, compared to $0.8 million, or $0.05 per diluted share, in 2010. Our 2011 net income includes a tax benefit of $1.6 million due to a change in our tax valuation allowance resulting from the acquisition of Del Mar Datatrac in August 2011. Excluding the impact of this tax benefit, 2011 net income and earnings per share would have been $2.0 million and $0.10 per diluted share, respectively.

On a non-GAAP basis, adjusted net income for the full year 2011 was $4.9 million, or $0.24 per diluted share, compared to $3.2 million, or $0.19 per diluted share, in 2010. Adjusted EBITDA in 2011 was $6.6 million, compared to $4.9 million in 2010.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the quarter ended December 31, 2011, excluding the Del Mar Datatrac acquisition (other than Datatrac customers who converted to Encompass during the quarter):

•	The number of lender users actively using the company’s Encompass enterprise solution (“active lender users”) increased 17% year over year to 46,238;

•	Of all active lender users, 23,319 or 50%, were using the SaaS version of Encompass, an increase of 74% year over year;

•

5,540 SaaS success-based pricing (SBP) seat licenses were sold, or booked, during the quarter, including 1,690 new seat licenses and 3,850 conversions of existing licensed Encompass and Datatrac users to the SBP model;

•	Lender Encompass revenue increased 44% year over year to $15.3 million;

•	Average revenue per active lender user increased 26% year over year to $337;

•	Software Solutions revenue increased 58% to $15.9 million, compared to $10.1 million in the fourth quarter of 2010; and

•	Network revenue was $2.8 million, compared to $2.6 million in the fourth quarter of 2010.

“Our strong fourth quarter results capped a tremendous year for Ellie Mae,” stated Sig Anderman, President and CEO of Ellie Mae. “We grew quarterly revenue by nearly 50% year over year, despite a 20% decline in mortgage originations nationwide. Our fourth quarter results also benefited from an uptick in mortgage volumes during the quarter, demonstrating the upside leverage in our business model.”

“Our 2011 financial performance reflects strong momentum for our on-demand offerings, which accounted for 86% of total 2011 revenue. Growth continued to be fueled by our popular success-based pricing solution, with over 18,000 SBP seat licenses sold during the year, an increase of 57% from 2010. The number of active SBP users doubled in 2011, to over 19,000. This SaaS, end-to-end solution is increasingly resonating with lenders, as it enables them to streamline and automate the mortgage origination process and address the proliferating regulatory challenges and investor demands for quality and efficiency. By offering this comprehensive suite of services “on demand,” with an attractive pricing and risk proposition, it enables our customers to focus on the business of originating loans, rather than technology infrastructure, with Ellie Mae as their aligned technology partner.”

“Our integration of Datatrac, which we acquired in August 2011, is proceeding as planned. The Ellie Mae and Datatrac teams are now fully integrated, and we introduced the first Encompass front-end solution for Datatrac customers ahead of schedule,” continued Mr. Anderman.

“As we enter 2012, we are excited about the prospects for continued adoption of our on-demand solutions in the marketplace, and believe we are well positioned for growth even in the face of the expected decline in 2012 mortgage origination volume. To accommodate our anticipated growth into 2013 and beyond, we are planning to spend an additional $4 million this year to enhance our technology and administrative infrastructure. These expenses are reflected in the profit guidance we are providing,” concluded Mr. Anderman.

First Quarter and Fiscal Year 2012 Financial Outlook

The composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2012 mortgage origination volume is $1 trillion, representing a 20% decrease from 2011. These organizations publish monthly updates of their annual and quarterly forecasts. The current composite quarterly forecast for 2011 origination volume is as follows: Q1 – $297 billion; Q2 – $283 billion; Q3 – $244 billion; Q4 – $211 billion. We are providing financial guidance based in part on those forecasts.

For the first quarter of 2012, revenue is expected to be in the range of $17.9 to $18.3 million. Net income for the first quarter is expected to be in the range of $1.9 million to $2.4 million, or $0.09 to $0.11 per diluted share. Adjusted net income is expected to be in the range of $2.8 million to $3.3 million, or $0.13 to $0.15 per diluted share. Adjusted EBITDA is expected to be in the range of $3.2 million to $3.7 million.

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For fiscal 2012, revenue is expected to be in the range of $68.0 to $70.0 million. Net income for 2012 is expected to be in the range of $2.4 million to $3.8 million, or $0.11 to $0.17 per diluted share. Adjusted net income is expected to be in the range of $6.0 million to $7.5 million, or $0.27 to $0.34 per diluted share. Adjusted EBITDA is expected to be in the range of $8.5 million to $10.5 million.

All share and per share information referenced throughout this release and in the accompanying financial tables has been adjusted to reflect the 1-for-3 reverse stock split of the Company’s common stock that occurred on April 14, 2011.

Use of Non-GAAP Financial Measures

Ellie Mae provides investors with adjusted net income and adjusted EBITDA in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of the company’s profitability or liquidity. The company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call

Ellie Mae will discuss its fourth quarter and fiscal year 2011 results today via teleconference at 5:00 p.m. Eastern Time. To access the call, please dial 877-941-4774 or 480-629-9760 at least five minutes prior to the 5:00 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the company’s website at www.EllieMae.com. An audio replay of the call will be available through March 8, 2012 by dialing 800-406-7325 or 303-590-3030 and entering access code 4511554.

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About Ellie Mae

Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry. The Company offers an end-to-end solution, delivered using a Software-as-a Service model, that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management. The Company also hosts the Ellie Mae Network™ that allows mortgage professionals to conduct electronic business transactions with the lenders and settlement service providers they work with to process and fund loans. The Company’s offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2012 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding projected revenue, net income, adjusted EBITDA and adjusted net income for the first quarter and fiscal year 2012. These statements involve known and unknown risks, uncertainties and other factors which may cause the company’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management, reallocation of internal resources, changes in the volume of residential mortgage volume in the United States, the risk that the anticipated benefits, growth prospects and synergies expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating Del Mar Datatrac into the company’s existing business, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from Del Mar Datatrac, changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to the final prospectus relating to its initial public offering. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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Investor Relations Contacts:

Edgar Luce

Executive VP and CFO

Ellie Mae, Inc.

IR@elliemae.com

+1-925-227-7079

or

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

lisa@blueshirtgroup.com

+1-415-217-4967

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ELLIE MAE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2011 (unaudited)	2010 (1)
Assets
Current assets
Cash and cash equivalents	$23,732	$14,349
Short-term investments	1,933	2,556
Accounts receivable, net of allowances for doubtful accounts of $47 and $48, as of December 31, 2011 and December 31, 2010, respectively	6,819	4,243
Prepaid expenses and other	1,381	665
Note receivable	1,000	0
Deferred offering costs	0	4,667

Total current assets	34,865	26,480
Property and equipment, net	5,539	2,710
Deposits and other assets	135	632
Note receivable	15	1,000
Other intangibles, net	8,166	613
Goodwill	51,051	31,521

Total assets	$99,771	$62,956

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,255	$3,756
Accrued and other current liabilities	4,931	3,442
Acquisition holdback, net of discounts	2,948	0
Deferred revenue	4,548	3,188
Deferred rent	212	192
Leases payable	6	114

Total current liabilities	14,900	10,692
Deferred revenue, net of current portion	62	137
Deferred rent, net of current portion	624	813
Acquisition holdback, net of current portion and discounts	4,725	0
Other long-term liabilities	598	467
Leases payable, net of current portion	4	0

Total liabilities	20,913	12,109

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share;
10,000,000 and 14,323,714 authorized shares, 0 and 11,770,472 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	0	82,672
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share;
140,000,000 and 21,666,666 authorized shares, 21,019,590 and 3,629,662 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	2	0
Additional paid-in capital	116,012	8,951
Accumulated deficit	(37,156)	(40,776)

Total stockholders’ equity (deficit)	78,858	(31,825)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$99,771	$62,956

(1)	Derived from audited financial statements.

ELLIE MAE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)	(1)

Revenues	$18,754	$12,668	$55,494	$43,234
Cost of revenues	4,864	3,197	15,784	12,505

Gross profit	13,890	9,471	39,710	30,729
Operating expenses
Sales and marketing	4,131	2,485	12,126	9,555
Research and development	4,113	2,643	12,975	10,468
General and administrative	3,797	2,270	12,900	9,823

Total operating expenses	12,041	7,398	38,001	29,846

Income from operations	1,849	2,073	1,709	883
Other income (expense), net	(19)	27	76	119

Income before income taxes	1,830	2,100	1,785	1,002
Income tax provision (benefit)	35	197	(1,835)	225

Net income	$1,795	$1,903	$3,620	$777

Net income per share of common stock:
Basic	$0.09	$0.53	$0.23	$0.22

Diluted	$0.08	$0.11	$0.18	$0.05

Weighted average common shares used in computing net income per share of common stock:
Basic	20,828,571	3,590,994	15,618,053	3,495,731

Diluted	22,039,426	17,291,143	20,649,451	17,146,735

(1)	Derived from audited financial statements.

ELLIE MAE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2011 (unaudited)	2010 (1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,620	$777
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,964	1,611
Provision for uncollectible accounts receivable	469	366
Amortization of intangible assets	896	370
Amortization of discount related to holdback	80	0
Stock-based compensation	1,680	2,068
Deferred income taxes	(1,654)	0
Changes in operating assets and liabilities:
Accounts receivable	(2,584)	(1,890)
Prepaid expenses and other	(650)	233
Deposits and other assets	621	5
Accounts payable	479	23
Accrued and other liabilities	1,309	338
Deferred revenue	321	(79)
Deferred rent	(179)	(525)

Net cash provided by operating activities	6,372	3,297

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,688)	(1,436)
Purchase of short-term investments	(6,228)	(7,252)
Acquisitions, net of cash acquired	(18,188)	0
Sale of short-term investments	6,851	9,416
Issuance of note receivable	(15)	0

Net cash (used in) provided by investing activities	(21,268)	728

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering net of commission	27,900	0
Offering costs paid during the period	(4,824)	(1,621)
Payment of capital lease obligations	(116)	(392)
Proceeds from issuance of common stock	1,310	832
Excess tax benefit from exercise of stock options	9	14

Net cash provided by (used in) financing activities	24,279	(1,167)

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,383	2,858
CASH AND CASH EQUIVALENTS, Beginning of period	14,349	11,491

CASH AND CASH EQUIVALENTS, End of period	$23,732	$14,349

(1)	Derived from audited financial statements.

ELLIE MAE, INC.

NON-GAAP RECONCILIATION

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011		2010
Net income	$1,795	$1,903	$3,620		$777
Depreciation and amortization	579	343	1,964		1,611
Amortization of intangible assets	415	92	896		370
Other income (expense), net	19	(27)	(76)		(119)
Income tax provision (benefit)	35	197	(1,835	)(1)	225

EBITDA	2,843	2,508	4,569		2,864
Non-cash, stock-based compensation expenses	547	566	1,680		2,068
Acquisition costs	0	0	351		0

Adjusted EBITDA	$3,390	$3,074	$6,600		$4,932

Net income	$1,795	$1,903	$3,620		$777
Non-cash, stock-based compensation expenses	547	566	1,680		2,068
Non-cash, deferred income tax adjustment	0	0	(1,654	)(1)	0
Amortization of intangible assets	415	92	896		370
Acquisition costs	0	0	351		0

Adjusted net income	$2,757	$2,561	$4,893		$3,215

Shares used to compute non-GAAP net income per share
Basic	20,828,571	3,590,994	15,618,053		3,495,731
Diluted	22,039,426	17,291,143	20,649,451		17,146,735
Adjusted net income per share
Basic	$0.13	$0.71	$0.31		$0.92
Diluted	$0.13	$0.15	$0.24		$0.19

(1)	Income tax benefit of $1,835 in 2011 includes a non-cash, deferred income tax adjustment of $1,654 resulting from the acquisition of Del Mar Datatrac.

ELLIE MAE, INC.

NON-GAAP RECONCILIATION

(unaudited)

(in thousands, except share and per share amounts)

	First quarter 2012 projected range		Fiscal 2012 projected range
Net income	$1,900	$2,400	$2,400	$3,800
Depreciation and amortization	400	400	2,500	2,700
Amortization of intangible assets	400	400	1,600	1,600
Income tax provision	0	0	0	300

EBITDA	2,700	3,200	6,500	8,400
Non-cash, stock-based compensation expenses	500	500	2,000	2,100

Adjusted EBITDA	$3,200	$3,700	$8,500	$10,500

Net income	$1,900	$2,400	$2,400	$3,800
Non-cash, stock-based compensation expenses	500	500	2,000	2,100
Amortization of Intangible assets	400	400	1,600	1,600

Adjusted net income	$2,800	$3,300	$6,000	$7,500

Shares used to compute non-GAAP net income per share Diluted	22,100,000	22,100,000	22,300,000	22,300,000
Projected net income per share Diluted	$0.09	$0.11	$0.11	$0.17
Adjusted net income per share Diluted	$0.13	$0.15	$0.27	$0.34